Certificate of Amendment (PURSUANT TO NRS 76.365 AND 78.390)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20070258482-38
Filing Date and Time 04/13/2007 12:20 PM
Entity Name C3844-2001

USE BLACK INK ONLY DO NOT HIGHLIGHT                                                                                                                ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.    Name of Corporation

        MCNAB CREEK GOLD CORP.

2.    The articles have been amended as follows (provide article numbers, if available).

        ARTICLE 1

        THE NAME OF THE CORPORATION SHALL BE

        UTAH URANIUM CORP.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendments is 55.6%

4.    Effective date of filing (option)

5.    Officer Signature (Required)    X   /s/ Peter Dickie

If any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in additionto the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:    Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.